Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated July 12, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Culp, Inc. on Form 10-K for the fiscal year ended April 28, 2019.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Culp, Inc. on Forms S-8 (File No. 333-207195, File No. 333-101805, File No. 33-13310, File No. 33-37027, File No. 33-80206, and File No. 333-147663).

/s/ Grant Thornton LLP

Charlotte, North Carolina
July 12, 2019